Phoenix International Ventures, Inc.
2201 Lockheed Way
Carson City, Nevada 89706
(775) 882-9700

December ___, 2007

Mr. Zahir Teja, President
Phoenix International Ventures, Inc.
2301 Lockheed Way
Carson City, Nevada 89706

Dear Mr. Teja:

Reference is made to that certain Subscription Agreement (“Subscription Agreement”) for the purchase of units of Phoenix International Ventures, Inc. (the “Company”), each comprised of two shares of common stock and a warrant to purchase an additional share of common stock of the Company (the “Units”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Subscription Agreement.

Please confirm your acknowledgement of and agreement with the terms provided below by signing where indicated and delivering it, by fax, email or hand delivery, to the attention of the undersigned:

1. You have entered into a Subscription Agreement on December __, 2007 for the purchase of 100,000 Units of the Company, at a price of $1.40 per Unit, for an aggregate subscription amount of $140,000 (the “Subscription Amount”);

2. The Company is currently indebted to you in the amount of $509,000;

3. By entering into the Subscription Agreement for the purchase of 100,000 Units, your intention is for, and you hereby agree to, the conversion of $140,000 of such indebtedness into equity in the Company in the form of Units, on the same terms as all other investors executing Subscription Agreements, thereby reducing the total amount of the Company’s indebtedness to you to $369,000; and

4. Each of the acknowledgements, representations, warranties and agreements set forth in Section 4 of the Subscription Agreement are true and correct as of the date hereof, and are hereby acknowledged, represented, warranted and agreed to as if restated herein.

Very truly yours,

PHOENIX INTERNATIONAL VENTURES, INC.

By:	/s/ Neev Nissenson
Neev Nissenson
Vice President

Agreed to and accepted as of the above date

/s/ Zahir Teja
Zahir Teja